Collaborative Investment Series Trust 485BPOS

Exhibit 99 (g)(xii)

Amendment NO. 6

to

gLOBAL CUSTODIAL AND AGENCY services agreement

This AMENDMENT No.6 (“Amendment”) is made as of May 1, 2021 by and between Collaborative Investment Series Trust (“Client”) and Citibank, N.A. (“Custodian”), to that certain Global Custodial and Agency Services Agreement dated March 11, 2019, between the Client and Custodian (“Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, the Custodian performs certain custodial services for the Client;

WHEREAS, the Client and Custodian agree to amend Appendix A to the Agreement to reflect the addition of the following Funds to the portfolio of the Client: (i) FOMO ETF (ii) Fat Tail Risk ETF (iii) The De-SPAC ETF (iv) The Short De-SPAC ETF; and

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Client and Custodian hereby agree as follows:

1.	Amendment to Appendix A to the Agreement.

Appendix A to the Agreement is hereby deleted in its entirety and replaced with the Appendix A attached to the end of this Amendment.

2.	Representations and Warranties.

a.	The Client represents that it has full power and authority to enter into and perform this Amendment and that it has provided this Amendment to the Board.

b.	Custodian represents that it has full power and authority to enter into and perform this Amendment.

3.	Miscellaneous.

a.	This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

b.	Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

1

c.	Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

d.	This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

COLLABORATIVE INVESTMENT SERIES TRUST
By:	/s/
Name:
Title:
Date:

CITIBANK, N.A.
By:	/s/
Name:
Title:
Date:

2

Appendix A to Global Custodial and Agency Services Agreement

List of Funds for Collaborative Investment Series Trust

1.	Trend Aggregation US ETF

2.	Trend Aggregation ESG ETF

3.	Trend Aggregation Managed Futures Strategy ETF

4.	Trend Aggregation Dividend Stock ETF

5.	Trend Aggregation Growth ETF

6.	Trend Aggregation Conservative ETF

7.	Rareview Dynamic Fixed Income ETF

8.	Rareview Tax Advantaged Income ETF

9.	The SPAC and New Issue ETF

10.	FOMO ETF

11.	Fat Tail Risk ETF

12.	The De-SPAC ETF

13.	The Short De-SPAC ETF

3